Exhibit 10.18(d)

CONSULTANT AGREEMENT

This Agreement (“Agreement”) is made as of September 25, 2009 by and between Rexnord LLC (the “Company”) and Alex P. Marini, a consultant whose home address is                                          (“Consultant”).

WHEREAS, the Company desires to retain the services of Consultant pursuant to the terms, compensation and conditions set forth below; and

WHEREAS, Consultant desires to be retained by the Company pursuant to the terms, compensation and conditions set forth below.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Services.

1.1 The Company hereby engages Consultant and Consultant agrees to provide the following services to the Company (the “Services”): Up to 500 hours of time per year to provide services related to potential corporate acquisitions as well as other duties as requested by the Company, CEO or Company Board of Directors. Consultant will also assist the leader of the Water Management group and other employees in transition related services and foster positive working relationships with key Company and industry contacts.

1.2 Consultant warrants that the Services will be performed in a professional manner to the reasonable satisfaction of Company, that Consultant has all right and authority to provide the Services under the Agreement, and that Company’s receipt of, and use of, the Services and any deliverables according to this Agreement will not infringe any patent, copyright, trademark, or other proprietary, contract, privacy, or moral right of any other person or entity.

2. Compensation.

2.1 Consultant will be paid a consulting fee equal to $200,000.00 annually. Consultant acknowledges that, as he is not an employee of the Company, he is not entitled to be a member of any Company plan which confers any benefits on the employees of the Company, including but not limited to the Company annual incentive program, with the exception of his rights under the Non-Qualified Stock Option Agreement dated April 19, 2007 (“2007 Option Agreement”), 2006 Stock Option Plan of Rexnord Holdings, Inc. (Amended April 19, 2007) (“2006 Option Plan”), Subscription Agreement dated April 10, 2007 (“Subscription Agreement”), Stockholders’ Agreement dated July 21, 2006 (“Stockholders Agreement”) and Joinder to the Stockholders’ Agreement dated April 10, 2007 (“Joinder”).

2.2 All reasonable and necessary actual travel costs and expenses (including food, lodging and personal automobile mileage for travel) incurred by Consultant in connection with the performance of the Services under this Agreement shall be reimbursed by the Company within ten (10) business days of receipt from Consultant of itemized expense statements with appropriate supporting documentation. Any expenses over $5,000.00 must be pre-approved by the president of the Water Management Group or his/her designee. All expenses must be submitted within sixty (60) days of being incurred to be reimbursable.

2.3 Consultant acknowledges that, as he is an independent contractor, the Company will not be withholding from the fees paid to him any federal or state taxes, or any other statutory payments. Consultant agrees to be responsible for remitting all taxes and statutory payments to the appropriate governmental authorities as required by law.

3. Stock Subscription & Non-Qualified Stock Options.

3.1 The Consultant’s Stock Subscription remains unchanged and continues to be governed by the terms and conditions of the Subscription Agreement, Stockholders Agreement and Joinder.

3.2 Pursuant to Section 3.1(e) of the 2007 Option Agreement, the options discontinue vesting as of the Consultant’s termination of employment on September 30, 2009.

3.3 Section 3.3(b) of the 2007 Option Agreement shall be struck in its entirety and replaced with the following:

The Optionee may exercise the vested options referenced in Section 3.2 of this Agreement at any time during his consultancy or within ninety (90) days after the termination of said consultancy.

4. Term.

4.1 The original term of this Agreement shall be for fifteen months, beginning on October 1, 2009 and terminating on December 31, 2010, and may be renewed for two (2) additional one year terms by mutual written agreement of the parties. The Agreement may be terminated as set forth in Section 4.2 or 4.3, below.

4.2 Payment under this Agreement is guaranteed for the original term unless the Agreement is terminated under Section 4.3 of the Agreement. Subsequent to the original term, should the Agreement be renewed by written agreement of the parties, either party may terminate the Agreement at any time by giving written notice of such termination at least ninety (90) days prior to the date of termination. For termination under this Section 4.2, the Company agrees to pay the Consultant the fees earned by the Consultant up to the date of termination and the expenses reimbursable under this Agreement incurred by the Consultant up to the date of termination. Upon such payment by the Company, the Company will have no further liability to the Consultant for any sum whatsoever including without limitation, loss of profit or any other losses suffered by the Consultant resulting from early termination. Upon written notice of termination, the Consultant shall make no further commitments with respect to the services terminated and shall take all reasonable steps necessary to minimize any costs arising from commitments made prior to receipt of the written notice of termination.

4.3 The Consultant’s death, physical or mental incapacity, or material breach of any of the terms of this Agreement (including, but not limited to, the failure to perform the Services) will constitute a basis for immediate termination of the Agreement. In the event of material breach Company shall only be responsible for undisputed amounts earned by and owed to Consultant.

4.4 The covenants set forth in Sections 9, 10 and 11 of this Agreement shall survive termination of the Agreement.

5. Independent Contractor. The Consultant’s relationship with the Company shall be that of independent contractor, and nothing in this Agreement shall be construed to create an employer and employee relationship for any purpose. The Consultant has no authority hereunder to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of the Company or to bind the Company in any way whatsoever, and Consultant agrees that he will not represent to any third party that he has the authority to do so.

6. Reporting.

6.1 Consultant shall report to Robert Hitt or his designee.

6.2 Consultant will submit a quarterly report on the hours expended, the work accomplished and the expenses incurred.

7. Confidentiality.

7.1 Confidential Information and Materials. Due to and by virtue of his relationship with the Company, Consultant will gain additional knowledge of certain confidential information and materials of the Company. As used herein, the term “confidential information and materials” refers to all information belonging to, used by or in the possession of the Company relating to its business strategies, pricing, customers, technology, programs, costs, employee compensation, marketing plans, developmental plans, computer programs, computer systems, inventions, developments, and trade secrets of every kind and character. This information is a significant asset of the Company.

7.2 Ownership. Consultant hereby acknowledges that all of the confidential information and materials are and shall continue to be the exclusive proprietary property of the Company, whether or not prepared in whole or in part by Consultant and whether or not disclosed to or entrusted to the custody of Consultant. Consultant further acknowledges that all confidential information and materials (to which Consultant has had access or which he has learned during his employment or to which he shall hereafter have access or which he shall hereafter learn), have been disclosed to him solely by virtue of his relationship with the Company and solely for the purpose of assisting him in his services for the Company.

7.3 Nondisclosure and Nonuse. Consultant hereby agrees that he will not disclose any confidential information or materials of the Company, in whole or part, to any person or entity, for any reason or purpose whatsoever, either during the term of this Agreement or for such time as said information shall not have become known to the general public or competitors, unless the Company shall have given its written consent to such disclosure. Consultant further agrees that Consultant shall not use in any manner, other than for and in the course of Consultant’s furtherance of the Company’s business, any confidential information or materials of the Company for Consultant’s own purposes or for the benefit of any other person or entity except the Company, whether such use consists of the duplication, removal, oral use or disclosure, or the transfer of any confidential information or materials in any manner, or such other unauthorized use in whatever manner, unless the Company shall have given its prior written consent to such use.

8. Inventions.

8.1 Consultant hereby further agrees that he will promptly disclose to the Company any and all inventions, improvements, developments, discoveries, innovations, systems, techniques, ideas, processes, programs, writings or other copyrightable works, and other things which may be of assistance to the Company, whether patentable or unpatentable, relating to or arising out of any development, services, products or business of the Company, and made or conceived by Consultant, alone or with others, from the time of first performing services for the Company until one (1) year after the termination of this Agreement (collectively referred to hereinafter as “Inventions”).

8.2 Consultant further agrees that any Inventions shall be and shall remain the sole and exclusive property of the Company and that he shall, upon the request of the Company, and without further compensation, do all lawful things reasonably necessary to insure the Company’s ownership of such Inventions, including without limitation the execution of any necessary documents assigning and transferring to the Company or its assigns all of Consultant’s rights, title and interest in and to such Inventions and the rendering of assistance in execution of all necessary documents required to enable the Company to file and obtain patents in the United States and foreign countries on any such Inventions.

9. Non-competition and Non-solicitation. Consultant agrees that during the term of this Agreement and for the twenty-four (24) month period following the termination of this Agreement, Consultant will abide by the Non-Solicitation and Non-Competition terms contained in the Employment Agreement entered into by Consultant on February 7, 2007, the terms of which are incorporated herein by reference.

The parties agree that the above restrictions are necessary for the protection of the Company’s goodwill, customer relationships, business methods, future plans and trade secrets, given Consultant’s long-term service, unique skills and position with the Company. The parties further agree that the above restrictions are not unduly harsh or oppressive to the Consultant.

10. Remedies. The parties agree that the remedy at law for breach of the covenants set forth above may be inadequate and that, in addition to any relief at law for any such breach, the Company shall be entitled to injunctive and other equitable relief as a court may grant. In the event a court of competent jurisdiction declares that these covenants are not enforceable or are invalid for any reason, the parties declare it is their intention that such covenants be modified and reformed so that they prohibit or restrict Consultant only to the maximum extent allowed by law.

11. Governing Law & Jurisdiction. All matters with respect to this Agreement shall be governed by the laws of Wisconsin. Consultant submits to the jurisdiction of the courts located in the State of Wisconsin in the event of any proceedings in connection with this Agreement.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

13. Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing and sent by certified mail to (a) the residence of Consultant, or (b) the principal office of the Company.

14. Amendment; Waiver of Breach. This Agreement may be modified or amended only by a written agreement signed by Consultant and an officer of the Company. The waiver by the Company of a breach of this Agreement by Consultant shall not operate or be construed as a waiver of any subsequent breach by Consultant. No waiver shall be valid unless in writing and signed by an officer of the Company.

15. Assignment. Consultant acknowledges that the services to be rendered by him hereunder are unique and personal. Accordingly, Consultant may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

16. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties thereto with respect to Consultant’s relationship with the Company. There are no restrictions, promises, covenants or undertakings other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Consultant		Company

By:	/s/ Alex P. Marini	By:	/s/ Todd A. Adams

		Title:	President & CEO

Dated:	September 25, 2009	Dated:	September 24, 2009